Exhibit 99.1

Asset Acceptance Capital Corp.

Special Meeting of Stockholders [—], 2013

10 a.m., Central Time

Asset Acceptance Capital Corp. (“AACC”)

ATTN: Investor Relations

28405 Van Dyke Avenue

Warren, Michigan 48093

This proxy is solicited by the Board of Directors for use at the Special Meeting on [—], 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified and you submit this proxy, the proxy will be voted “FOR” Items 1, 2 and 3.

In their discretion in accordance with their best judgment, the proxies named herein are authorized to vote upon such other matters as may properly come before the Special Meeting or any postponement or adjournment thereof.

By signing the proxy, you revoke all prior proxies and appoint [—] and [—], and each of them individually, with full power of substitution, to vote your shares on the matters shown on the reverse side at the Special Meeting to be held at AACC’s corporate headquarters building located at 28405 Van Dyke Avenue, Warren, Michigan 48093 on [—], 2013, beginning at 10:00 a.m., Central Time, and at all postponements and adjournments of such meeting.

See reverse for voting instructions.

XXXXXXXX

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.[—].com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on [•], 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructions form.

PHONE – 1-800-[—]-[—] Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. on [•], 2013. Have your proxy card in hand when you call and then follow the instructions.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [—].

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

   Please detach here

The Board of Directors Recommends a Vote “FOR” Each of Items 1, 2 and 3.

1. Approval and adoption of the Agreement and Plan of Merger, dated as of March 6, 2013 (the “merger agreement”), by and among AACC, Encore Capital Group, Inc., a Delaware corporation (“Encore”), and Pinnacle Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Encore (“Merger Sub”), pursuant to which Merger Sub will be merged with and into AACC (the “merger”), with AACC continuing as the surviving corporation and becoming a wholly owned subsidiary of Encore.	☐ For	☐ Against	☐ Abstain

2. The advisory (non-binding) approval of certain “golden parachute” compensation payable to AACC named executive officers which is related to the merger.	☐ For	☐ Against	☐ Abstain
3. Approval of any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting (or any adjournment or postponement thereof) to adopt the merger agreement.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IN THEIR DISCRETION IN ACCORDANCE WITH THEIR BEST JUDGMENT, THE PROXIES NAMED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Date

Signature(s) in box

Please sign exactly as your name(s) appear(s) hereon. If such shares are held in joint tenancy, all joint tenants should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.